Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-197102, 333-182929, 333-182928, 333-62013, 333-41376, 333-43486, 333-100574, 333-106310, 333-116734, 333-127057, 333-135360, 033-61111, 333-116733, 333-144182, 333-144191 and 333-144192) on Form S-8 of Churchill Downs Incorporated, of our report dated May 23, 2014, with respect to the consolidated balance sheets of Big Fish Games, Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in this current report (Form 8-K/A) of Churchill Downs Incorporated filed on February 23, 2015.

/s/ KPMG LLP

Seattle, Washington

February 20, 2015